Exhibit 3.24

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “ATX COMMUNICATIONS, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE TWENTY-SECOND DAY OF APRIL, A.D. 2005, AT 8:45 O’CLOCK A.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 4:55 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
3067897 8100X	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9786974
120945593	DATE: 08-17-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations Delivered 08:59 AM 04/22/2005
FILED 08:45 AM 04/22/2005
SRV 050325442 – 3067897 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATX COMMUNICATIONS, INC.

Pursuant to Sections 242, 245 and 303 of the

General Corporation Law of the State of Delaware

* * * * * * * *

The undersigned officer of ATX Communications, Inc. does hereby certify as follows:

1. The name of the Corporation is ATX Communications, Inc. (the “Corporation”). The Corporation was originally incorporated under the name CoreComm Ohio Limited. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 9, 1999, a Certificate of Merger was filed with the Secretary of State of Delaware on July 19, 1999 to change the name of the Corporation to CoreComm Communications, Inc., an amendment was filed with the Secretary of State of Delaware on September 15,1999 to change the name of the Corporation to CoreComm, Inc., an amendment was filed with the Secretary of State of Delaware on September 27, 2000 to change the name of the Corporation to CoreComm Holdco, Inc, a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 17, 2001 and an amendment was filed with the Secretary of State of Delaware on July 15, 2002 to change the name to ATX Communications, Inc.

2. The Corporation filed on January 15, 2004 a voluntary petition for relief pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”).

3. On April 13, 2005, the United States Bankruptcy Court for the Southern District of New York, entered an order (the “Order”) confirming the “Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” (as the same may be further amended, revised or modified, the “Plan”).

4. The Plan and Order directs and authorizes, respectively, the Corporation to amend and restate its Certificate of Incorporation as set forth herein.

5. Pursuant to the Plan, the Order and Sections, 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

6. This Amended and Restated Certificate of Incorporation was duly adopted by the Corporation pursuant to and in accordance with Section 303 of the General Corporation Law of the State of Delaware.

The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated in its entirety as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is: ATX Communications, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000,000 shares, all of which shall consist of shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Corporation will not affect a stock split or reverse stock split of the Common Stock on or prior to April 13, 2006 without the approval of stockholders holding at least ninety-five (95%) percent of the then outstanding Common Stock.

The Corporation shall not issue any non-voting capital stock to the extent prohibited by Section 1123(a)(6) of the Title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the provisions of this paragraph shall have no further force or effect beyond that required by Section 1123 of the Bankruptcy Code.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws (the “By-Laws”) of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of Directors shall be as from time to time fixed by, or in the manner provided in, the By-Laws.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the By-Laws may be made, altered, amended or repealed by the stockholders or by the affirmative vote of the majority of the entire Board of the Directors.

ARTICLE VII

Elections of Directors need not be by written ballot.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

(a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware, including without limitation Section 145 of the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Expenses incurred in defending a civil or criminal action, suit or proceeding referenced above may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of any person so indemnified to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX.

(d) The indemnification and other rights set forth in this Article IX shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(e) Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(f) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) under Section 174 of the General Corporation Law of the State of Delaware; or

(iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE X

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the Stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article X.

ARTICLE XI

Meetings of Stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation of the Corporation to be signed by its officer this 22nd day of April, 2005.

ATX COMMUNICATIONS, INC.

By:	/s/ Stephen Marotta
Name: Stephen Marotta
Title: Chief Restructuring Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:15 PM 08/31/2007
FILED 04:55 PM 08/31/2007
SRV 070979066 – 3067897 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of ATX Communications, Inc., a Delaware Corporation, on this 30 day of August, A.D. 2007, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30 day of August, A.D., 2007.

By:	//s/ Jennifer Shanders
Authorized Officer

Name:	Jennifer Shanders
Print or Type

Title:	Authorized Person

C T Systems